Exhibit 10.24

SECOND AMENDED AND RESTATED SUBLEASE AGREEMENT

Dated as of June 30, 1998

between

MARYLAND ECONOMIC DEVELOPMENT CORPORATION

AND

OSIRIS THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED SUBLEASE AGREEMENT

THIS SECOND AMENDED AND RESTATED SUBLEASE AGREEMENT (this “Sublease”) is made as of the 30th day of June, 1998, by and between MARYLAND ECONOMIC DEVELOPMENT CORPORATION, a body politic and corporate and constituted as a public instrumentality of the State of Maryland (“Sublandlord”) and OSIRIS THERAPEUTICS, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.            On January 18, 1995, SAGA Limited Partnership, a Maryland limited partnership (the “Original Landlord”), and Sublandlord executed a Lease Agreement (the “Lease Agreement”).  The Lease Agreement was amended by letter agreements between Original Landlord and Sublandlord, dated March 5, 1997 and April 6, 1998, and by that certain Third Amendment of Lease, dated as of the date hereof, between ARE-2001 Aliceanna Street, LLC (successor to Original Landlord) (“Landlord”) and Sublandlord.  The Lease Agreement, as so amended, is hereinafter referred to as the “Master Lease”.

B.            Pursuant to the terms of the Master Lease (a copy of which is attached hereto as Exhibit A and incorporated herein by reference) Original Landlord leased to Sublandlord certain property in Baltimore City, Maryland, all as more particularly described in the Master Lease (the “Premises”).

C.            On January 18, 1995, pursuant to the terms of a certain Sublease Agreement, Sublandlord subleased a portion of the Premises to Subtenant.  Such Sublease Agreement was amended on June 2, 1995 pursuant to the First Amendment to Sublease Agreement.

D.            Pursuant to an Amended and Restated Sublease dated as of June 30, 1998 (but effective as of September 1, 1997) (the “First Amended and Restated Sublease Agreement”) between Sublandlord and Subtenant, the Sublease Agreement was amended and restated.

E.             Subtenant and Sublandlord now desire to amend and restate the First Amended and Restated Sublease Agreement, defining their respective rights, duties, obligations and liabilities.

F.             Subtenant desires to sublease all of the Premises from Sublandlord (the “Subleased Premises”) and Sublandlord desires to sublease the Subleased Premises to Subtenant.  The Subleased Premises shall consist of l18,159 rentable square feet within the Building (as hereinafter defined), which is the space leased by Sublandlord under the Master Lease, consisting of 28,878 square feet outlined in Exhibit A-1 attached hereto, 80,097 square feet outlined in Exhibit A-2 attached hereto and 9,184 square feet outlined in Exhibit A-3 attached hereto.  As used in this Sublease, the term “Building” shall mean the building known as 2001 Aliceanna Street, Baltimore, Maryland 21231-2001.

NOW, THEREFORE, WITNESSETH, that in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby covenant and agree as follows:

1.             Demise.  Sublandlord hereby sublets to Subtenant and Subtenant hereby sublets from Sublandlord the Subleased Premises and the Parking Spaces (as defined in the Master Lease).  Except as otherwise provided herein, Subtenant hereby assumes and agrees to perform all of the duties and obligations imposed in respect of the Subleased Premises upon Sublandlord, as tenant, by the Master Lease for the term of this Sublease, and it is agreed that Sublandlord shall have all the rights and powers as Sublandlord hereunder as are conferred upon the Landlord in the Master Lease.

2.             Term.  The term of this Sublease shall commence on the Effective Date (as hereinafter defined) and shall expire on the next to last day of the month during which the tenth (10th) anniversary of the Effective Date occurs (the “Initial Term”).  The Effective Date shall mean the date of the closing of the purchase of the Building by Landlord from Original Landlord.  If the Effective Date does not occur by October 31, 1998, this instrument shall be null and void ab initio.

By written notice to Sublandlord not less than one year prior to the expiration of the Initial Term, Subtenant may extend the Initial Term for a period of five (5) years (the “Extended Term”) on the same terms and conditions which apply to the Initial Term and Sublandlord shall then exercise the necessary and corresponding extension option under the Master Lease, provided that Subtenant is not then in default of any material term, covenant or condition of this Sublease (or if so, such default is cured prior to the expiration of any applicable grace period).  Notwithstanding the foregoing to the contrary, provided that (i) Sublandlord is not in default of any of its obligations under the Master Lease or this Sublease, (ii) Landlord is not in default of any of its obligations under the Master Lease, and (iii) indebtedness incurred in connection with certain bond financing for the funding of certain components of certain improvements made to the Building by Sublandlord will be outstanding on the date on which the Extended Term would commence, Subtenant shall exercise its option to extend the term of this Sublease for the Extended Term.  If Subtenant does not exercise its option to extend the term of this Sublease for the Extended Term, Subtenant shall pay to Sublandlord the outstanding principal balance of and all accrued interest on the loan indebtedness incurred by Sublandlord in the original principal amount of $50,000 in connection with a Maryland Industrial & Commercial Redevelopment Fund loan to Sublandlord to finance the funding of certain components of certain improvements made to the Building by Sublandlord (the “MICRF Loan”).

Provided that Subtenant has exercised its option to extend the term for the Extended Term, and provided further that Sublandlord exercises the necessary and corresponding extension option under the Master Lease and Subtenant is not then in default of any material term, covenant or condition of this Sublease (or if so, such default is cured prior to the expiration of any applicable grace period), Subtenant may, by written notice to Sublandlord (the “First Extension Notice”) not less than one year prior to the expiration of the Extended Term extend the Extended Term for a period of five (5) years (the “First Option Term”) on the same terms and conditions which apply to the Extended Term.

Provided that Subtenant has exercised its option to extend the term for the First Option Term, and provided further that Sublandlord exercises the necessary and corresponding extension option under the Master Lease and Subtenant is not in default of any material term, covenant or condition of this Sublease (or if so, such default is cured prior to the expiration of any applicable grace period), Subtenant may, by written notice to Sublandord (the “Second Extension Notice”) not less than one year prior to the expiration of the First Option Term extend the First Option Term for a period of five (5) years (the “Second Option Term”) on the same terms and conditions which apply to the First Option Term.

Notwithstanding anything to the contrary contained in this Sublease, Sublandlord hereby expressly covenants and agrees that it shall, so long as it is entitled to do so under the terms of the Master Lease, exercise each extension or renewal option to which it is entitled under the Master Lease (at the time and in the manner provided for in the Master Lease) which may be necessary or appropriate to permit Subtenant to exercise each option or extension term to which it is entitled under this Sublease.

3.             Rent.  Commencing on the Effective Date, Subtenant shall pay to Sublandlord and shall continue to pay during the remaining term of this Sublease, the Annual Rent and the Additional Rent (as hereinafter defined).  Subtenant shall pay the monthly installments of Annual Rent in advance on the first day of each month during the term of this Sublease without deduction, set-off, recoupment, counterclaim, or demand, at Sublandlord’s address.  If the term of this Sublease shall commence on a day other than the first day of a month, rent shall be prorated based on a per diem basis, and Subtenant shall pay to Sublandlord the prorated installment of rent together with one (1) monthly installment of Annual Rent due for the following month.

During the first year of this Sublease from the Effective Date, the Annual Rent for the Premises shall be the sum of $5.50 per square foot per annum, multiplied by 118,159, payable in equal monthly installments.

The Annual Rent shall be adjusted on the first anniversary of the Effective Date and on each subsequent anniversary of such date every year thereafter during the Term (each, a “Rent Adjustment Date”).  On every Rent Adjustment Date, Annual Rent shall be increased by an amount equal to two and one-half percent (22%) of the Annual Rent payable immediately preceding the applicable Rent Adjustment Date.

In addition to the Annual Rent, Subtenant shall, during the term of this Sublease, pay to Sublandlord the following sums as additional rent (the “Additional Rent”):

(a)                                  $382,873.44 per annum, in equal monthly installments of $31,906.12 each, payable in advance on the first day of each month through and including August 1, 2008;

(b)                                 All utilities furnished to and consumed upon the Subleased Premises;

(c)                                  Subtenant’s proportionate share (determined on the basis of the ratio that the square footage area of the Subleased Premises bears to the aggregate square footage area of the Building and being 64.2%) of the following costs and expenses:

(i)                                     real property taxes and general assessments payable in respect of the taxing periods during the term of this Sublease; and

(ii)                                  Operating Expenses as such term is defined (and as such expenses are determined) under Section 11 of the Master Lease.  Payments in respect of Operating Expenses hereunder shall be due and payable at the times set forth in Section 11 of the Master Lease for the payment of Operating Expenses.

(d)                                 In order to repay the MICRF Loan, Subtenant shall pay $5,730.00 per annum payable in advance on the first day of each month.  Such payment shall apply through the term of this Sublease through and including August 1, 2008.

Sublandlord, provided Subtenant is not in default under this Sublease (subject to any applicable notice and cure periods), shall pay to Subtenant those amounts that Sublandlord receives as interest pursuant to Section 3.2(d) of that certain Financing and Construction Loan Agreement dated June 2, 1995, between Sublandlord, Subtenant, The Whiting-Turner Contracting Company, the Mayor and the City of Baltimore and Signet Trust Company (the “Loan Agreement”).  Such amounts shall be paid quarterly, based upon Sublandlord’s report to Subtenant of the interest received over the prior three-month period.  The first such payment shall be made on July 15, 1998 (accounting for all interest Sublandlord received prior to such date regardless of the number of months covered) and subsequent payments shall be made on or about the 25th day of each succeeding quarter of each year during the term of this Sublease (as the same may be extended) and shall continue until the “Reserve Fund” (as defined in the Loan Agreement) is fully disbursed, at which time the last payment hereunder shall be equal to the interest received by Sublandlord calculated from the date of computation of the immediately preceding payment through the date of such final disbursement.  Sublandlord covenants that, subject to and except for the rights of the “Holder” (as defined in the Loan Agreement), under the Loan Agreement, Sublandlord’s right to such interest payments is not subject to any pledge, encumbrance or security interest, and agrees that it shall not further pledge, encumber or grant a security interest in its right to such interest payments.

Subject to the rights of the Holder under the Loan Agreement, Sublandlord hereby pledges, assigns, transfers and grants a security interest in such interest payments to Subtenant as security for its obligations hereunder, and agrees, upon Subtenant’s request, to execute such further assurances and U.C.C. financing statements as Subtenant may reasonably request to perfect such security interest.

Notwithstanding anything contained in the foregoing to the contrary, Subtenant shall be entitled to the benefit of any and all enterprise zone or tax abatement programs, including without limitation “economic empowerment zone” programs, and reduction in bond financing terms, which may relate to or include the Subleased Premises.  Sublandlord shall, and shall use reasonable efforts to cause Landlord to, apply for and maintain qualification for inclusion in such programs.

4.             Rent Payments.  In lieu of direct payment to Sublandlord, Subtenant may make the following payments of rent to the following parties:

(a)                                  To The Whiting-Turner Contracting Company, or other successor holder of that certain $3,100,000 Maryland Economic Development Corporation, Taxable Economic Development Revenue Bond (Osiris Therapeutics, Inc. Facility), 1995 Issue, June 2, 1995, all amounts payable as Additional Rent pursuant to subsection (a) of Section 3 of this Sublease, as and when such payments are due under this Sublease and paid by wire transfer as required under Section 2.8 of the Loan Agreement, with simultaneous notice to Sublandlord of such payments.

(b)                                 To landlord under the Master Lease, all amounts payable as Annual Rent and Additional Rent (except as otherwise provided in Section 4(a)) pursuant to Section 3 of this Sublease, as and when such payments are due under this Sublease, with simultaneous notice to Sublandlord of such payments.

5.             Late Payments.  In the event that any payment of Annual Rent or Additional Rent shall be past due for more than ten (10) days, Subtenant shall pay to Sublandlord as Additional Rent a late charge equal to three percent (3%) of the unpaid rent, or, if less, the highest rate permitted by law.  The late charge imposed under this Section 5 is not a penalty and has been agreed to by Sublandlord and Subtenant as necessary to compensate Sublandlord for its additional costs associated with late payment.  In the event that a payment of Additional Rent shall remain unpaid for more than fifteen (15) days, Subtenant shall pay to Sublandlord, as Additional Rent, interest on the amount of such unpaid Additional Rent at the rate of nine and one half percent (92%) per annum from the date such Annual Rent was initially due to the date of payment thereof.

6.             Subject to Master Lease.  This Sublease is subject and subordinate to the Master Lease.  Capitalized terms which are used but not defined in this Sublease shall have the meaning ascribed to such terms in the Master Lease.  Sublandlord covenants and agrees to observe, perform and discharge all of its duties and obligations under and pursuant to the terms of the Master Lease as and when required thereby, and to provide Subtenant with true and correct copies of all notices and other written communications sent or received by Sublandlord with respect to the Master Lease within five (5) business days of its sending or receipt thereof.

7.             Assignment and Subletting.  Subtenant shall not assign, transfer, mortgage, or otherwise encumber this Sublease or all or any of Subtenant’s rights hereunder or interest herein, or sublet, rent or permit anyone to occupy the Subleased Premises or any part thereof, without obtaining the express prior written consent of Sublandlord; provided, however, that assignment of this Sublease or sublease of all or any portion of the Subleased Premises to any party owned or controlled by, or under common ownership or control with, Subtenant or to any corporation or other entity with which or into which Subtenant may be merged or consolidated, or to any corporation or other entity which may acquire all or substantially all of Subtenant’s assets or capital stock, shall not require the consent of Sublandord.

Sublandlord shall not unreasonably withhold or condition its consent to any other proposed assignment or sublease to a third party provided that (i) such third party agrees to use the Subleased Premises only for the purposes permitted by this Sublease and the Master Lease and executes an assumption of Subtenant’s obligations hereunder in form satisfactory to Sublandlord, and (ii) Subtenant shall not be released from its obligations hereunder and shall so confirm in writing to Sublandlord, (iii) such third party’s tangible net worth (without regard to goodwill or other intangible assets) shall equal or exceed Subtenant’s net worth immediately prior to such assignment or sublet, and (iv) such assignment or sublease is in accordance with Section 30 of the Master Lease.

8.             Use.  Subtenant shall use and occupy the Subleased Premises solely for the purposes set forth in the Master Lease.  Sublandlord acknowledges and agrees that the business of Subtenant as a medical research and development entity conforms to the use permitted by the Master Lease.

9.             Taxes and Assessments.  In addition to any tax obligations, if any, set forth in the Master Lease, Subtenant will pay all taxes and assessments of every kind and description whatsoever levied against any personal property or equipment owned by Subtenant and located at the Subleased Premises which, if unpaid, could result in the imposition of a lien against the Subleased Premises.  So long as Subtenant is provided with prior written notice of the Landlord’s or Sublandlord’s decision to contest, in addition to the other payments under this Section 9, Subtenant shall pay as Additional Rent, within five (5) days of written demand, any reasonable fees, reasonable expenses, and reasonable costs incurred by Sublandlord or Subtenant’s Pro Rata Share of any reasonable fees, reasonable expenses and reasonable costs incurred by Landlord in contesting any Tax, or any assessments, levies, or tax rate applicable to the Property or portions thereof, so long as Landlord or Sublandlord undertakes such contest and contests in good faith and in an appropriate manner or by appropriate proceedings.  For purposes of this Section “Subtenant’s Pro Rata Share” shall mean the percentage equivalent to a fraction having as its numerator the number of net rentable square feet in the Subleased Premises and as its denominator the number of net rentable floor space in the Building.

10.           Additions to the Building.  Pursuant to the terms of the Master Lease, Landlord shall have the exclusive right to use all or any part of the roof or exterior walls of the Building for any purpose, provided, however, in connection with any exercise by Landlord of any rights of entry or access to the Subleased Premises described in this Section 10 or in any other provision of this Sublease, Landlord and its contractors shall use reasonable efforts to avoid interference with the use or occupancy of the Subleased Premises by Subtenant, and not materially interfere with Subtenant’s business or activities; to make alteration to and to build additional stories on the Building in which the Subleased Premises are located and to build adjoining the same, provided, however, that such use does not materially interfere with Subtenant’s business or activities; and to erect and maintain in connection with any construction thereof, temporary scaffolds and other aids to construction on the exterior of the Building, provided, however, that such use does not materially interfere with Subtenant’s business or activities.  Upon forty-eight (48) hours advance notice, Landlord shall have access to the Subleased Premises that may be necessary or desirable to perform such work, and Subtenant shall not be entitled to any abatement of rent on account thereof unless such work materially interferes with Subtenant’s business or activities.  Notwithstanding the above or anything else to the contrary in this Sublease, Subtenant (a) shall have free and unobstructed access to and from the Subleased Premises at all times during which work or alterations are being performed pursuant to this Section 10, and (b) may restrict access by Landlord, Sublandlord, or any other person from certain restricted areas located within the Subleased Premises if such areas (i) contain sensitive equipment, experiments, or other scientific items which could be damaged or destroyed if disturbed by those other than authorized personnel or (ii) have limited or restricted access in order to protect on-going scientific or research endeavors (individually or collectively, the “Restricted Areas”).  Subtenant shall identify the Restricted Areas in writing in advance to Landlord and Sublandlord.  In the event of an emergency requiring immediate access to any Restricted Area, Landlord and Sublandlord must first notify Subtenant of the situation and the need for access.  Subtenant may then either permit access by Landlord or Sublandlord or take immediate and appropriate steps to remedy the emergency situation.

11.           Inspection.  Subject to the restrictions set forth in Section 10, Sublandlord and its agents shall have the right to enter the Subleased Premises, at any time, and from time to time, after at least twenty-four (24) hours prior notice to Subtenant, to inspect the condition of the Subleased Premises.  Sublandlord shall use its best reasonable efforts not to interrupt unreasonably or interfere with Subtenant’s operations at the Subleased Premises in connection with any such entry or inspection.  Sublandlord recognizes and agrees that the nature of Subtenant’s business requires that Sublandlord use its best reasonable efforts to keep confidential any operations or other aspect of Subtenant’s business observed by Sublandlord in connection with any such entry or inspection.

12.           Surrender.  (a) At the expiration or earlier termination of the term of this Sublease, Subtenant shall peaceably surrender the Subleased Premises in broom clean condition and good order and repair and otherwise in the same condition as the Subleased Premises were upon the commencement of this Sublease, except ordinary wear and tear.

(b)           If Sublandlord elects to require that alterations, installations, changes, work, replacements, additions, or improvements comprised within the improvements constructed by or on behalf of Subtenant (the “TI Work”) and made by or on behalf of Subtenant to the Subleased Premises be removed at the termination of this Sublease, Subtenant hereby agrees to cause the same to be removed at its sole cost and expense.  If Subtenant fails to remove the same, Sublandlord may cause them to be removed at Subtenant’s expense, and Subtenant hereby agrees to reimburse Sublandlord for the cost of such removal together with all and any damages which Sublandlord may suffer and sustain by reason of failure of Subtenant to remove the same.  At Sublandlord’s election, any or all of the TI Work, alterations, installations, changes, replacements, additions to, or improvements made by Subtenant upon the Subleased Premises shall remain at the termination of this Sublease and not be removed.  Subtenant shall surrender to Sublandlord all keys for the Subleased Premises at the place then fixed for the payment of rent and shall notify Sublandlord in writing of all combinations of locks, safes, and vaults, if any, in the Subleased Premises.  Subtenant’s obligations to observe and perform the covenants set forth in this Section 12 shall survive the expiration or earlier termination of this Sublease.

(c)           At the termination of this Sublease, Subtenant shall immediately remove all personal property which it owns and is permitted to remove from the Subleased Premises under the provisions of this Sublease, and failing to do so, Sublandlord at its option may either (i) cause that personal property to be removed at the risk and expense of Subtenant (both as to loss and damage), and Subtenant hereby agrees to pay all reasonable costs and expenses incurred thereby, including sums paid to store the personal property elsewhere and the cost of any repairs to the Subleased Premises caused by the removal of the property, or (ii) upon twenty (20) days written notice to Subtenant, which the parties agree is commercially reasonable, sell at public or private sale any or all such personal property, whether exempt or not from sale under execution or attachment (such property being deemed charged with a lien in favor of Sublandlord for all sums due hereunder), with the proceeds to be applied as Sublandlord desires, or (iii) at Sublandlord’s option, title shall pass to Sublandlord.

13.           Insurance.  Subtenant will indemnify and save harmless Landlord and Sublandlord and their respective successors and assigns, from any and all claims, demands, actions, causes of action, and judgments, for bodily injury or property damage, asserted by any person arising out of Subtenant’s use and occupancy of the Subleased Premises.  Subtenant shall, throughout the term of this Sublease, keep in full force and effect, at its own expense, (a) comprehensive general liability insurance with respect to claims for personal injury, death and damages to property at or relating to the Subleased Premises in the amount of $5,000,000 for personal injury or death or property damage resulting from any one occurrence, and $5,000,000 in the aggregate, and (b) hazardous material/environmental insurance in form required by the Master Lease affording coverage in an amount of $2,000,000 and (c) such other insurance as may be required by Section 21(a) of the Master Lease in such form and amounts required thereby and (d) such other insurance as the Sublandlord may deem reasonably necessary.  All such insurance must be maintained in accordance with all applicable laws of the State of Maryland and the Sublandlord and the Landlord shall be named as additional insureds in all such insurance policies.  Such policies shall contain a provision for not less than thirty (30) days notice to Sublandlord and Landlord prior to modification or cancellation of such insurance policies as well as a waiver of subrogation provision.  Subtenant will furnish evidence of such insurance coverage to Sublandlord and Landlord promptly following the execution hereof.  Sublandlord and Subtenant will cooperate in good faith with respect to the settlement and compromise of any claim arising under any insurance policy maintained pursuant to this Section 13, provided that Subtenant shall have the exclusive right to settle or compromise any claims made under the insurance maintained by Subtenant hereunder.

14.           Environmental.  Subtenant shall comply with all Environmental Laws (as hereinafter defined) relating to its use of the Subleased Premises including, without limitation, the obligation to obtain and maintain in effect and comply with all permits and reporting and notification requirements applicable to such use.  As used in this Sublease, the term “Hazardous Materials” means, (a) any “hazardous substance” as defined in Section 101(4) of CERCLA (42 U.S.C. Section 9601(14)) or regulations promulgated thereunder; (b) any “solid waste”, “hazardous waste”, “toxic substances” or “infectious waste”, as such terms are defined in any other Environmental Law; and (c) asbestos (or any substance containing asbestos), polychlorinated biphenyls (“PCBs”), nuclear fuel or material, radioactive materials, explosives, chemicals known or suspected to cause cancer or reproductive toxicity, pollutants, effluents, contaminations, emissions, petroleum products and by-products and other toxic or hazardous materials or substances listed or identified in, or regulated by, any Environmental Laws.  As used in this Sublease, the term “Environmental Laws” means the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq., the Hazardous Materials

Transportation Act, 49 U.S.C. Section 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Water Act, 33 U.S.C. 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 655 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq. and any other present or future local, state, Federal or international law, treaty, statute, ordinance, rule, regulation, advisory or guideline having the force of law relating to public health, safety or the environment and any and all amendments, regulations, orders, decrees, permits, licenses or restrictions now or hereafter promulgated thereunder.  Subtenant hereby agrees that (a) no activity will be conducted on the Subleased Premises that will produce or cause the release of any Hazardous Materials in violation of any Environmental Law; (b) the Subleased Premises will not be used in any manner for the storage of any Hazardous Materials in violation of any Environmental Law; (c) Subtenant will not permit any Hazardous Materials in violation of any Environmental Law to be brought onto the Subleased Premises; and if so brought or found located thereon, the same shall be immediately removed, at Subtenant’s sole cost and expense; all required cleanup and disposal procedures shall be diligently undertaken in accordance with all Environmental Laws, and upon request Subtenant shall provide Sublandlord with evidence satisfactory to Sublandlord of Subtenant’s compliance with all Environmental Laws.  If at any time during or after the term of this Sublease, the Subleased Premises are found to be contaminated with Hazardous Materials in violation of any Environmental Law resulting from Subtenant’s use thereof or Subtenant’s use of the Subleased Premises which results in a violation or alleged violation of any Environmental Law, Subtenant agrees to indemnify, hold harmless, protect and defend Landlord and Sublandlord from all claims, demands, actions, liabilities, costs, expenses (including reasonable attorneys’ fees), damages and obligations of any nature arising from or as a result of the use of the Subleased Premises by Subtenant, as set forth below.  This indemnification shall survive the termination or expiration of this Sublease.

Subtenant agrees to indemnify, defend, and hold Sublandlord and Landlord harmless from any claims, losses, costs, expenses, damages, liabilities or causes of action (including reasonable attorneys’ fees) which (a) arise during or after the term of this Sublease and are related to or connected with the use or occupancy by Subtenant and/or any assignee, subtenant concessionaire, or licensee of the Subleased Premises, or (b) result or arise out of or pertain to the failure by Subtenant to comply with all Environmental Laws at the Subleased Premises, provided such indemnification shall not apply to the negligence of willful acts of Sublandlord or Landlord or their respective contractors or subcontractors, or its or their agents or employees.

Notwithstanding anything above to the contrary, Sublandlord shall permit Subtenant to bring into the Subleased Premises, store and use such Hazardous Materials as are essential to the operation of Subtenant’s business so long as such business constitutes a permitted use of the Subleased Premises, provided, however, that such Hazardous Materials are normally and customarily used in similar businesses; that Subtenant maintains a record of all material safety data sheets for any such material used or located at the Subleased Premises, which would be available for inspection by Sublandlord and Landlord at any time during normal business hours; annually, on the anniversary of the Effective Date, Subtenant shall provide Sublandlord and Landlord with copies of all such material safety data sheets for Hazardous Materials then used or kept at the Subleased Premises; that Subtenant only bring into the Subleased Premises and store such quantities of any Hazardous Material as are necessary for Subtenant’s business activities; that Subtenant provide written notification in advance to Sublandlord and Landlord of any Hazardous Materials which Subtenant proposes to store on site in excess of two (2) gallons of each such material so that Sublandlord and/or Landlord may confirm with the applicable insurer(s) that such storage shall not be in violation of the applicable insurance policies; that Subtenant comply with all requirements of Landlord’s insurer(s) regarding handling and storage of such Hazardous Materials; that Subtenant comply with all Environmental Laws with regard to any such Hazardous Materials; and that Subtenant agree never to dispose of any such Hazardous Materials on the Subleased Premises, Building and/or Property or adjacent property and that Subtenant agree to properly dispose of any such Hazardous Materials off-site in accordance and compliance with all Environmental Laws.  Further, if Subtenant breaches the foregoing, Subtenant shall give Sublandlord and Landlord written notice of such breach and shall immediately undertake remedial action in accordance with applicable Environmental Laws.

15.           Default.  Should Subtenant default in the performance of any obligation or duty imposed upon it by the terms and conditions of this Sublease (including without limitation the payment of Annual Rent or Additional Rent), or by the terms and conditions of the Master Lease, in addition to all other rights given it as Sublandlord by law, Sublandlord shall have the right, after written notice to Subtenant specifically describing such default and an opportunity for Subtenant to cure such default within five (5) days thereafter for any monetary default and within thirty (30) days thereafter for any non-monetary default, unless such non-monetary default is not capable of being cured within such thirty-day period then such period shall be extended so long as Subtenant commences such cure within such thirty-day period and diligently pursues completion thereof, to (a) terminate this Sublease, or (b) at its option, re-enter the Subleased Premises without terminating this Sublease and thereafter, as agent for Subtenant, re-rent the Subleased Premises to any third party, applying the net proceeds to such rental, after deducting all reasonable expenses incurred in connection therewith, to the rental due Sublandlord hereunder, and Subtenant shall remain liable to Sublandlord for any deficiency in such rent.

16.           Hold Harmless.  Subtenant agrees that it will defend, indemnify and hold Sublandlord and Landlord harmless, from and against any and all losses, claims, damages or expenses which it may incur, suffer or expend from any default of Subtenant or failure of the Subtenant to perform fully its obligations under the terms and conditions of the Master Lease (in so far as the same pertain to the Subleased Premises) and/or this Sublease, including the payment of reasonable attorneys’ fees.  Such indemnification shall be with respect only to losses, claims, damages or expenses which arise from or relate to events, acts or circumstances occurring during the term of this Sublease.  Subtenant shall also pay all costs, expenses, and reasonable attorneys’ fees that may be expended or incurred by Sublandlord in enforcing the covenants and agreements of this Sublease should Sublandlord prevail in such action(s).  Such indemnification shall survive the termination of this Sublease.

Notwithstanding anything to the contrary contained in this Sublease, Sublandlord and Subtenant do mutually each release and discharge the other, and all persons against whom the insurance company or companies would have a right or claim by virtue of subrogation, of and from all suits, claims, and demands whatsoever, for loss or damage to the property of the other, even if caused by or occurring through or as a result of any negligent act or omission of the party released hereby or its contractors, subcontractors, agents, or employees, so long as and to the extent that such loss or damage is covered by insurance benefitting the party suffering such loss or damage or was required to be so covered under this Sublease.  Each party further agrees that each at its own cost will cause its policies of insurance for fire and extended coverage to be so written as to include a waiver of subrogation by causing such policies to contain a clause in substantially the following form:

It is hereby stipulated that this insurance shall not be invalidated should the insured or any of them waive in writing prior to a loss any or all right of recovery against any person or entity for loss occurring to the property described herein.

The provisions of this Section shall survive the termination or earlier expiration of the term of this Sublease with respect to any loss, damage, injury, or death occurring prior to such termination.

17.           Compliance with Master Lease.  Sublandlord shall pay all sums payable to the Landlord under the Master Lease throughout the term of this Sublease and shall observe, perform and discharge all of its obligations under the Master Lease as and when required thereby, and shall not consent to anything or do anything or fail to do anything which would or could terminate the Master Lease or create any default under the Master Lease or waive or exercise any right it shall have under the Master Lease without Subtenant’s express prior written consent in each instance.  Sublandlord shall not, without in each case obtaining the prior written consent of Subtenant (which consent shall not be unreasonably withheld or delayed), modify, amend, or supplement the Master Lease, or waive the performance of any obligations of Landlord thereunder.

18.           Estoppel Certificate.  Upon the request of either party, at any time from time to time, Sublandlord and Subtenant agree to execute and deliver to the other, within thirty (30) days after such request, a written instrument, duly executed, (a) certifying that this Sublease has not been modified and is in full force and effect or, if there has been a modification of this Sublease, that this Sublease is in full force and effect as modified, stating such modifications, (b) specifying the date to which the Annual Rent and, if any, Additional Rent has been paid, (c) stating whether, to the knowledge of the party executing such instrument, the other party hereto is in default and, if such party is in default stating the nature of such default, and (d) stating the date of commencement of Annual Rent.

19.           Fixtures.  Subject to the terms of Section 12 of this Sublease, all fixtures and equipment placed on the Subleased Premises by Subtenant may be removed by Subtenant at any time during the term of this Sublease and within two (2) months of the expiration or termination of this Sublease.  In the event of any such removal, Subtenant shall promptly repair, at its own expense, all damage to the Subleased Premises caused by the removal of such fixtures or equipment.

20.           Condemnation.  Subtenant hereby assigns to Sublandlord all awards to which it may be or become entitled and which it must remit to the Sublandlord in the event of any taking for any public or quasi-public use by any lawful power or authority by exercise of the right of condemnation or of eminent domain affecting all or any part of the Subleased Premises, which occurs during the term of this Sublease; provided, however, that Subtenant shall, at its sole cost and expense, be entitled to maintain an action against the condemning authority for loss of business and damage to Subtenant’s fixtures and personalty.  In furtherance hereof, Subtenant hereby grants Sublandlord the sole right to file all claims and to bring such causes of action as Sublandlord shall desire for the purpose of obtaining any such award.  Subtenant hereby covenants to notify promptly Sublandlord of all such takings of which Subtenant has knowledge or of which Subtenant receives notice.  Subtenant hereby agrees to cooperate at Sublandlord’s expense with Sublandlord to the fullest extent possible in the bringing of such causes of action and in filing such claims for such awards.

21.           Repairs.  In the event a condition exists in the Subleased Premises that Landlord is obligated to repair under the Master Lease, Subtenant shall so advise Sublandlord, and Sublandlord, in turn, shall advise Landlord thereof.  Sublandlord shall have no liability to Subtenant for Landlord’s failure to make any such repair; provided, however, that Sublandlord shall diligently seek to enforce its rights and Landlord’s obligations under the Master Lease.

Sublandlord shall keep, or cause to be kept, the structure, common areas and any shared Building systems or equipment, including without limitation, any shared system providing heating, ventilation or air conditioning in a constant state of good condition and repair, and shall perform all maintenance and repair which may be or become necessary or appropriate in connection therewith.  Subtenant agrees that Landlord and not Sublandlord shall be responsible for all repairs to the roof of the Building and Sublandlord grants and assigns to Subtenant all rights of Sublandlord under the Master Lease to enforce Sublandlord’s rights and to compel Landlord to fulfill Landlord’s obligations with respect to the roof and other repairs.  Subtenant shall perform, or cause to be performed, all maintenance and repair of the Subleased Premises, excluding the structural elements of the Building and any other shared systems or facilities serving the Subleased Premises and other space within the Building or the property.  Subtenant shall have the right at its sole cost and expense to install and maintain a security system serving the Subleased Premises exclusively.

Notwithstanding anything contained herein to the contrary, Sublandlord shall have no responsibility with respect to any damage to the roof of the Building, or the floor of that portion of the Subleased Premises described in Exhibit A-2 attached hereto, or any associated damage to the Subleased Premises or the Subtenant’s property located therein in connection with any tenant improvement work made to the Subleased Premises.

22.           Quiet Enjoyment.  Sublandlord hereby covenants and agrees that if Subtenant shall fully perform, comply with and observe all of the covenants and agreements herein stipulated to be performed on Subtenant’s part, Subtenant shall at all times during the term of this Sublease have peaceable and quiet enjoyment and possession of the Subleased Premises without hindrance from Sublandlord or any person or persons claiming the Subleased Premises by, through or under Sublandlord; subject, however, to (x) matters affecting title to the Premises to which this Sublease is subordinate and (y) the terms of the Master Lease; provided, however, that Sublandlord’s covenant and obligation to observe, perform and comply with the Master Lease shall not be limited or restricted by this reference.

23.           Nondisturbance.  Sublandlord shall, or shall use reasonable efforts to cause Landlord to, procure from any present or future holder of any mortgage, leasehold mortgage, deed of trust, or underlying or ground lease, including, without limitation, any refinancing, replacement, renewal, modification, extension or consolidation thereof which is placed upon Landlord’s or Sublandlord’s respective interest in the Subleased Premises from time to time by Landlord or Sublandlord, an agreement providing in substance that so long as Subtenant shall discharge the obligations on its part to be kept and performed under the terms of this sublease, Subtenant’s tenancy will not be disturbed nor this Sublease affected by any default under such mortgage, deed of trust or underlying or ground lease.

24.           Effect on Insurance.  Subtenant will not do, omit to do or suffer to be done or keep or suffer to be kept anything in, upon or about the Property (as defined in the Master Lease) which will violate the provisions of Landlord’s or Sublandlord’s policies insuring the Building against loss or damage by fire, or other hazards (including, but not limited to, public liability), which will adversely affect Landlord’s or Sublandlord’s fire or liability insurance premium rating or which prevent Landlord or Sublandlord from procuring such policies in companies acceptable to Landlord or Sublandlord.  If anything done, omitted to be done, or suffered to be done by Subtenant, or kept or suffered by Subtenant to be kept in, upon or about the Property shall cause the premium rate of fire or other insurance on the Property in companies acceptable to Landlord or Sublandlord to be increased beyond the established rate from time to time fixed by the appropriate underwriters with regard to the use of the Subleased Premises for the purposes permitted under this Sublease or to the Property for the use or uses being made thereof, Subtenant will pay the amount of such increase as Additional Rent within five (5) days of Sublandlord’s demand in writing and will thereafter pay the amount of such increase, as the same may vary from time to time, with respect to every premium relating to coverage of the Premises and the Property during a period falling within the term of this Sublease until such increase is eliminated.  In addition, if applicable, Sublandlord may at its option rectify the condition existing on the Property which is causing or is a contributing cause of the increased premium rate in the event that the Subtenant should fail to do so, provided that such condition is not a permitted use of the Subleased Premises as contemplated by this Sublease, and Sublandlord may charge the cost of such action to Subtenant as Additional Rent, payable within five (5) days of written demand together with the late charge specified in Section 3, which shall accrue from the date that Sublandlord became obligated for the costs of such action.  In determining whether increased premiums are the result of Subtenant’s use of the Subleased Premises or elsewhere on the Property, a schedule, issued by the organization setting the insurance rate on the Subleased Premises and the Property, showing various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance on the Subleased Premises and the Property.

If for any reason including, but not limited to, the abandonment of the Subleased Premises, Subtenant’s failure to pay any insurance premium, or Subtenant’s failure to occupy the Subleased Premises as herein permitted, Subtenant fails to provide and keep in force any or all of the insurance policies set forth in Section 13, then in such event Subtenant shall indemnify and hold Landlord and Sublandlord harmless against any loss which would have been covered by such insurance.

25.           Total or Partial Destruction of Premises.  As provided in the Master Lease, if the Subleased Premises are damaged by fire or other casualty but are not thereby rendered untenantable in an amount in excess of fifty percent (50%) of the entire Subleased Premises and such damage is, in the opinion of an independent architect or consultant selected by Landlord, capable of being repaired using reasonable diligence within one hundred and eighty (180) days after the loss, Landlord, at its own expense, subject to the limitations set forth in the Master Lease, shall cause such damage to be repaired, and the Annual Rent and Additional Rent shall not be abated.  As provided in the Master Lease, if by reason of any damage or destruction to the Subleased Premises wherein the Subleased Premises shall be rendered untenantable in an amount in excess of fifty percent (50%) of the entire Subleased Premises, (i) Landlord, at its own option, at its own expense, subject to the limitations set forth in the Master Lease, may cause the damage to be repaired if such damage, in the opinion of an independent architect or consultant selected by Landlord, is capable of being repaired by using reasonable diligence within one hundred and eighty (180) days after the loss, and the Annual Rent and Additional Rent shall be abated proportionately as to the portion of the Subleased Premises rendered untenantable while it is untenantable, or (ii) Landlord shall have the right, to be exercised by notice in writing delivered to Sublandlord within thirty (30) days from and after the occurrence of such damage or destruction, to terminate the Master Lease (in which event this Sublease shall also terminate and Sublandlord shall so provide notice to Subtenant), and the Annual Rent and Additional Rent shall be adjusted as of the date of the occurrence of the casualty giving rise to such loss.  As provided in the Master Lease, in no event shall Landlord be obligated to expend for any repairs or reconstruction pursuant to this Section 25 an amount in excess of the insurance proceeds, if any, recovered by it and allocable to the damage to the Subleased Premises after deducting therefrom Landlord’s reasonable expenses in obtaining such proceeds and any amounts required to be paid to Landlord’s mortgagee.

Subtenant covenants and agrees that it will give written notice to Sublandlord of any accident or damage, whether such accident or damage is caused by insured or uninsured casualty, occurring in, on or about the Subleased Premises within five (5) business days after Subtenant has knowledge of the occurrence of such accident or damage.

Notwithstanding anything herein to the contrary, Sublandlord shall have no obligation to repair or restore the Subleased Premises in the event of a casualty thereto.

26.           Alterations.  Subtenant agrees that it will not make any alterations (whether structural or otherwise), improvements, additions, repairs, or changes to the interior or exterior of the Subleased Premises during the term of this Sublease without in each instance obtaining Sublandlord’s prior written consent, which consent may not be unreasonably withheld, delayed or denied.  Together with each request for consent, Subtenant shall present to Sublandlord reasonably detailed plans and specifications for such proposed alterations, improvements, additions, repairs or changes; provided, however, approval of such plans and specifications by Sublandlord shall not constitute an assumption of responsibility by Sublandlord for their accuracy or sufficiency, and Subtenant shall be solely responsible for such items.  All alterations, improvements, additions, repairs, or changes shall be done either by or under the direction of Sublandlord, but at the expense of Subtenant.

27.           Mechanics’ Lien.  Subtenant shall not do or suffer to be done any act, matter or thing whereby Sublandlord’s or Subtenant’s interest in the Subleased Premises, or any part thereof, may be encumbered by any mechanics’ lien.  Subtenant shall discharge or stay the enforcement by bond or otherwise, within sixty (60) days after the date of filing, any mechanics’ liens filed against Subtenant’s interest in the Subleased Premises, or any part thereof, purporting to be for labor or material furnished to Subtenant.  Sublandlord may, at its option, discharge any such mechanics’ lien not discharged by Subtenant within such sixty (60) day period, and Subtenant, within five (5) days of written demand, shall reimburse Sublandlord for any such reasonable expense incurred by Sublandlord.  Any reasonable monies expended by Sublandlord shall be deemed Additional Rent, collectible as such by Sublandlord and the late charge specified in Section 5 shall accrue from the date Sublandlord becomes obligated for such expenses.  Sublandlord shall not be liable for any labor or materials furnished or to be furnished to Subtenant upon credit, and no mechanics’ or other lien for labor or materials shall attach to or affect the interest of Sublandlord in and to the Subleased Premises or the Building.

28.           Sublandlord’s Representations and Warranties.  Sublandlord represents and warrants to Subtenant that (i) to Sublandlord’s knowledge the Subleased Premises are zoned so as to permit the use of the Subleased Premises as intended by Subtenant, (ii) Sublandlord will neither do, nor to the extent of its right to control the same, permit any other tenant or occupant of the Building to take any action which would jeopardize Subtenant’s right to use the Subleased Premises for its intended purposes throughout the term of this Sublease, and (iii) to Sublandlord’s knowledge and without any independent investigation: (a) no Hazardous Materials have been used, stored, generated, or disposed on the Property in connection with any activity conducted thereon, and (b) there are no Hazardous Materials or storage tanks of any kind in, at, on or under the property.  For purposes of this Section 28, “Sublandlord’s knowledge” shall mean the knowledge of Hans F. Mayer (in his capacity as Executive Director of the Sublandlord) who is the individual with superior knowledge of any such matter.

29.           Accord and Satisfaction.  No payment by Subtenant or receipt by Sublandlord of a lesser amount than any payment of Annual Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Annual Rent or Additional Rent due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction.  Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such rent or pursue any other remedy provided in this Sublease, at law or in equity.

30.           Holding Over.  Should Subtenant hold over in possession of the Subleased Premises after the expiration of this Sublease, Subtenant should be deemed to be occupying the Subleased Premises from month to month, subject to such occupancy’s being terminated by either party upon at least thirty (30) day’s written notice, at double the Annual Rent and Additional Rent in effect at the expiration of this Sublease, all calculated from time to time as though this Sublease had continued, and otherwise subject to all of the other terms, covenants, and conditions of this Sublease in so far as the same may be applicable to a month-to-month tenancy.  In addition, Subtenant shall pay as Additional Rent to Sublandlord for all damages sustained by reason of Subtenant’s retention of possession.  Nothing in this Section 30 excludes Sublandlord’s right of re-entry or any other right hereunder.

31.           Waivers.  The failure of Sublandlord to insist for a period of time on strict performance of any one or more of the terms, covenants, or conditions hereof shall not be deemed a waiver of the rights or remedies that Sublandlord may have, and shall not be deemed a waiver of any subsequent breach or default in any term, covenant, or condition hereof.  No waiver by Sublandlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Sublandlord.

32.           Remedies for Sublandlord.  Any and all remedies available to Sublandlord for the enforcement of the provisions of this Sublease are cumulative and not exclusive, and Sublandlord shall be entitled to pursue either the rights enumerated in this Sublease or remedies authorized by law, or both.  Subtenant shall be liable for any costs or expenses incurred by Sublandlord in enforcing any terms of this Sublease, or in pursuing legal action for the enforcement of Sublandlord’s rights, including court costs and reasonable attorney’s fees, in amounts to be affixed by court.

33.           Waiver of Trial by Jury.  Sublandlord and Subtenant hereby waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly, arising out of or with respect to this Sublease.

34.           Calculation of Time.  In computing any period of time prescribed or allowed by any provision of this Sublease, the day of the act, event or default from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or legal holiday.  Unless otherwise provided herein, all notice and other periods expire as of 5:00 p.m. (local time in Maryland) on the last day of the notice or other period.

35.           Time of the Essence.  Time is of the essence in all provisions of this Sublease.  Sublandlord and Subtenant acknowledge their duties to exercise their rights and remedies, and perform their duties in good faith and deal fairly with each other.

36.           Successors and Assigns.  The terms and provisions of this Sublease shall inure to the benefit and be binding upon the respective successors and assigns of Subtenant and Sublandlord.  This Section 36 is not intended, nor shall it be construed to modify, vary or otherwise alter the provision of Section 7 of this Sublease.

37.           Entire Agreement.  This Sublease contains the entire agreement of the parties, with regard to the subleasing, occupancy and use of the Sublease Premises, and no representations, inducements, promises or agreements, oral or otherwise, not embodied herein, shall be of any force or effect.

38.           Notices.  In every instance in which notice is required to be given hereunder, such notice shall be in writing and personally delivered, sent by telecopier, or sent by certified or registered mail addressed as follows:

If to Sublandlord:	36 South Charles Street Suite 2410 Baltimore, Maryland 21201
Attn.:	Hans F. Mayer
Executive Director
Telecopier Number: (410) 625-1848

with a copy to:	John A. Stalfort
Miles & Stockbridge P.C.
10 Light Street
Baltimore, Maryland 21202
Telecopier Number: (410) 385-3700

If to Subtenant:	2001 Aliceanna Street
Baltimore, Maryland 21231
Attn.:	President and Chief Executive Officer
Telecopier Number: (410) 732-4286

with a copy to:	John P. Evans, Esquire
Whiteford, Taylor & Preston L.L.P.
400 Court Towers
210 W. Pennsylvania Avenue
Towson, Maryland 21204
Telecopier Number: (410) 832-2015

If to Landlord:	c/o Alexandria Real Estate Equities, Inc.
135 N. Los Robles Avenue
Suite 250
Pasadena, California 91101
Attn: General Counsel
Telecopier Number: (626) 578-0770

with a copy to:	c/o Alexandria Real Estate Equities, Inc.
11440 West Bernardo Court
Suite 170
San Diego, California 92127
Attn: General Counsel
Telecopier Number: (619) 592-6814

All notices sent by mail shall be deemed given the second day after the same are posted.  All notices sent by telecopier shall be deemed given the day sent, but such notices shall be sent promptly by first class mail as well.  Either party may change the address or telecopier number to which notices to it are to be sent by sending written notice of such new address or telecopier number to the other party.

39.           Partial Invalidity.  In the event any provision of this Sublease (or any party of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Sublease, but this Sublease shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Sublease, but only to the extent it is invalid, illegal, or unenforceable.

40.           Captions.  The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Sublease.

41.           Governing Law.  The provisions of this Sublease shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland as the same may be in effect from time to time.

42.           Amendments.  This Sublease may not be modified or amended except by an agreement in writing, signed by the party against whom enforcement of the change is sought.

43.           Counterparts.  This Sublease may be executed in any number of counterparts, each of which shall be considered an original for all purposes, but all such counterparts shall together constitute one and the same instrument.

44.           Optional Allowance.  Sublandlord hereby assigns to Subtenant all of Sublandlord’s rights to the Optional Allowance as defined and described in Section 65 of the Master Lease.

45.           Temporary Premises.  Sublandlord hereby sublets to Subtenant and Subtenant hereby sublets from Sublandlord 29,000 rentable square feet of space on the first floor of the Building, as shown on Exhibit A-4 attached hereto and made a part hereof (the “Temporary Premises”) for a term commencing on the Effective Date and expiring on the last day of the month during which the first anniversary of the Effective Date occurs.  Rent for the Temporary Premises shall be at the rate of One Hundred Forty Five Thousand Dollars ($145,000) per annum, payable, in advance, in equal monthly installments on the first day of each calendar month, except that rent for the period from the Effective Date through the last day of the month during which the Effective Date occurs shall be paid within three (3) days following the Effective Date.  Subtenant shall accept the Temporary Premises in its “as is” condition as of the date hereof, subject to reasonable wear and tear between the date hereof and the Effective Date.  To the extent Sublandlord receives such sums from Landlord under the Master Lease, Sublandlord shall pay to Subtenant, as a tenant improvement allowance, the sum of One Hundred Forty Five Thousand Dollars ($145,000) payable in twelve (12) equal monthly installments on the first day of each calendar month commencing on the first day of the calendar month following the calendar month during which the Effective Date occurs.  If and to the extent that Sublandlord fails to pay to Subtenant any portion of the tenant improvement allowance payable pursuant to this Section 45, Subtenant shall have the right to offset such unpaid tenant improvement allowance against rent for the Temporary Premises.  In the event that Landlord terminates the lease of the Temporary Space to Sublandlord, the subleasing of the Temporary Space to Subtenant shall automatically be terminated effective as of the day preceding the effective date of the termination of the lease of the Temporary Space.  Except to the extent otherwise specifically provided in this Section 45, the subleasing of the Temporary Space is upon the same terms, covenants and conditions as are set forth in this Sublease.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be properly executed under seal as of this 2nd day of July, 1998.

WITNESS/ATTEST:	SUBLANDLORD: MARYLAND ECONOMIC DEVELOPMENT CORPORATION

/s/ Charlotte B. Trainor	By:	/s/ Hans F. Mayer
Hans F. Mayer
Executive Director

WITNESS/ATTEST:	SUBTENANT:
OSIRIS THERAPEUTICS, INC.

/s/ Illegible	By:	/s/ James S. Burns
James S. Burns
President and Chief Executive Officer

STATE OF MARYLAND, CITY/COUNTY OF   Baltimore  , TO WIT:

I HEREBY CERTIFY, that on this 6 day of June, 1998, before me, the undersigned, a Notary Public of the State of Maryland, personally appeared Hans F. Mayer, who acknowledged himself to be the Executive Director of Maryland Economic Development Corporation, a body politic and corporate and constituted as a public instrumentality of the State of Maryland, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Executive Director of said entity by signing the name of the entity by himself as Executive Director.

AS WITNESS my hand and notarial seal.

/s/ Charlotte B. Trainor
Notary Public

My Commission Expires:  3/1/99

STATE OF MARYLAND, CITY/COUNTY OF   Baltimore   TO WIT:

I HEREBY CERTIFY, that on this 2 day on July 1998, before me, the undersigned Notary Public of said State, personally appeared James S. Burns, who acknowledged himself to be the President and Chief Executive Officer of Osiris Therapeutics, Inc., a Delaware corporation, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized President and Chief Executive Officer of said corporation by signing the name of the corporation by himself as President and Chief Executive Officer.

AS WITNESS my hand and Notarial Seal.

/s/ Dana M. Woods
Notary Public

My Commission Expires:  7/19/99

EXHIBIT A

MASTER LEASE

EXHIBIT A-1

EXHIBIT A-2

EXHIBIT A-3

October 27, 1998

Maryland Economic Development Corporation
36 South Charles Street
Suite 2410
Baltimore, MD  21201

Re:          Second Amended and Restated Sublease Agreement
dated as of June 30, 1998, between Maryland Economic
Development Corporation and Osiris Therapeutics, Inc.
covering a portion of the building known as
2001 Aliceanna Street, Baltimore, MD (the “Sublease”)

Gentlemen:

Reference is hereby made to the Sublease.

This letter will confirm that (a) the reference in the last sentence of the third paragraph of Section 3 of the Sublease to “22%” should read “2½%” and (b) the reference in the last sentence of Section 5 of the Sublease to “92%” should read “9½%”.

Please confirm the foregoing by signing and returning to the undersigned the enclosed duplicate originals of this letter.

Very truly yours,

OSIRIS THERAPEUTICS, INC.

By:	/s/ James S. Burns
	Name:	James S. Burns
	Title:	President & CEO

CONFIRMED:

MARYLAND ECONOMIC DEVELOPMENT
CORPORATION

By:	/s/ Hans F. Mayer
	Name:	Hans F. Mayer
	Title:	Executive Director